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                                                                     EXHIBIT 5.1

                                  July 28, 2000

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974

Ladies and Gentlemen:

         I have acted as counsel for Lucent Technologies Inc., a Delaware corporation ("Lucent"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by Lucent with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to up to 78,813,455 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), which were issued by Lucent pursuant to (i) the Agreement and Plan of Merger, dated as of May 31, 2000, among Lucent, Goldfish Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Lucent ("Goldfish Acquisition"), and Chromatis Networks Inc., a Delaware corporation and (ii) the Agreement and Plan of Merger, dated as of June 16, 2000, among Lucent, Kosu Acquisition Inc., a Texas corporation and a wholly owned subsidiary of Lucent ("Kosu Acquisition"), Herrmann Technology, Inc. , a Texas corporation, Herrmann Holdings , Ltd., a Texas limited partnership, AnnEm Investments, Ltd., a Texas limited partnership and Herrmann Technology Trust, a complex trust established under the laws of the State of Texas.

         I have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Lucent, Goldfish Acquisition and Kosu Acquisition, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Lucent and others.

         Based on such examination, I am of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

         I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                          Very truly yours,

                                                          /s/ Jean F. Rankin